UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): January 6, 2025

FIRST KEYSTONE CORPORATION (Exact name of registrant as specified in its Charter)

PENNSYLVANIA	000-21344	23-2249083
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.

111 West Front Street, Berwick, Pennsylvania	18603
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (570) 752-3671

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock	FKYS	OTC: Pink

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Elaine A. Woodland, President and Chief Executive Officer of the First Keystone Corporation (the “Corporation”) and First Keystone Community Bank (the “Bank”), the wholly-owned subsidiary of the Corporation, notified the Boards of Directors of the Corporation and Bank of her retirement as an employee and President and Chief Executive Officer of the Corporation and the Bank, respectively, effective January 31, 2025.

On January 6, 2025, the Corporation announced that Jack W. Jones had been selected as the successor to Ms. Woodland and he then joined the Corporation and the Bank, as Executive Vice President and Chief Operating Officer effective January 6, 2025, for the period until Ms. Woodland’s retirement. Following Ms. Woodland’s retirement effective January 31, 2025, Mr. Jones will be appointed as President and Chief Executive Officer of the Corporation and the Bank. In addition, effective January 6, 2025, Mr. Jones was appointed as a member of the boards of directors of the Corporation and the Bank.

Mr. Jones, age 53, served as Senior Vice President and Chief Banking Officer for Penns Woods Bancorp, Inc., Williamsport, Pennsylvania, and Luzerne Bank, Luzerne, Pennsylvania since January 2021. He also served as Regional President for Luzerne Bank since September 2014. Mr. Jones does not have any relationships requiring disclosure under Item 401(d) of Regulation S-K or any interests requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his hiring, Mr. Jones entered into an employment agreement with the Corporation and the Bank (the “Employment Agreement”). The initial term of the Employment Agreement is four (4) years beginning on January 6, 2025. The Employment Agreement shall automatically be extended for successive four (4) year terms after the expiration of the initial four (4) year term and each successive four (4) year term unless the Corporation, the Bank or executive gives written notice of non-renewal not less than 180 days before the expiration of the initial term or any successive renewal term. Mr. Jones will receive an annual base salary of $395,000, subject to customary withholdings and taxes, which may be increased from time to time or reduced in the event of a reduction applicable to all employees. Mr. Jones is entitled to be considered for bonuses each year, as determined in the Bank’s sole discretion, paid time off, participation in employee benefit plans, and reimbursement of reasonable out-of-pocket business expenses. In addition, the Corporation shall provide payment of annual dues and monthly business development expenses for Mr. Jones relating to country club and business club memberships and use of a Bank provided automobile and reimbursement of related expenses.

The Employment Agreement will automatically terminate (a) for “Cause”, as defined in the Employment Agreement, (b) in the event executive terminates his employment without “Good Reason”, as defined in the Employment Agreement, (c) he retires, or (d) becomes disabled and all of executive’s rights under the Employment Agreement shall terminate except for certain rights set forth in the Employment Agreement.

The Employment Agreement will automatically terminate in the event executive voluntarily terminates his employment for “Good Reason”. If the Employment Agreement is terminated for “Good Reason” and such termination constitutes a separation of service under 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the Bank shall pay the executive an amount equal to his remaining annual base salary payable in equal monthly installments over the remainder of the employment period which such amount shall not exceed 2.99 times his annual base salary nor be less than 2.00 times his annual base salary. In addition, for up to two (2) years, Mr. Jones and his spouse will receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits.

If Mr. Jones’ employment is involuntarily terminated without “Cause” within two (2) years after a “Change in Control”, as defined in the Employment Agreement, and such termination constitutes a separation of service under the Code, then the Bank shall pay the executive a lump sum amount equal to 1.5 times his annual base salary. If the “Change in Control” occurs two or more years after commencement of the Employment Agreement, then the Bank shall pay the executive a lump sum amount equal to no more than 2.99 times his annual base salary. In addition, for up to two (2) years, Mr. Jones and his spouse will receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits.

If the executive’s employment is involuntarily terminated without “Cause” and no “Change in Control” has occurred, the Bank shall pay the executive an amount equal to his annual base salary that would otherwise be due and payable for six (6) months in equal monthly installments over the six (6) month period. In addition, for up to one (1) year, Mr. Jones and his spouse will receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits.

Both during and upon termination of the Employment Agreement, the executive is subject to certain customary confidentiality and non-competition provisions.

The description above is only a summary of the material terms of the Employment Agreement and is not intended to be a full description of the Employment Agreement. The Employment Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST KEYSTONE CORPORATION
(Registrant)

By:	/s/ Elaine A. Woodland
Elaine A. Woodland
President and CEO

Date:	January 7, 2025